News Release

March 23, 2000

Source:   W. R. Carpenter North America, Inc

Contact:  Graham D. Croot, W.R. Carpenter North America, Inc. (559) 662-3906


 W.R. CARPENTER ANNOUNCES APPOINTMENT OF PRESIDENT OF UPRIGHT, INC SUBSIDIARY


         MADERA, CA., March 23, 2000 -- W.R. Carpenter North America, Inc.
(the "Company") announced today the appointment of Mr. Ian Menzies as President of UpRight, Inc. UpRight, Inc is a wholly owned subsidiary of the Company with its headquarters in Selma, CA and is a leading manufacturer of aerial work platforms.

        Mr. Menzies has extensive experience in the equipment manufacturing industry and holds a Bachelor of Science in Mining and Petroleum Engineering degree together with a Masters Degree in Business Administration. Mr. Menzies will take up his appointment on April 5, 2000. Mr. Robert F. Stowe, Chairman of the Board in welcoming Mr. Menzies to the position commented that "Mr. Menzies' skills and experience are well suited to oversee the growth and development of UpRight, Inc as it continues to expand its product range and improve its manufacturing processes."

       The Company serves as the holding company for its two subsidiaries, UpRight, Inc., a leading manufacturer of aerial work platforms, and Horizon High Reach, Inc., a leading industrial equipment rental, sales and service company specializing in aerial work platforms.